Exhibit 10.3

EXPRESS SCRIPTS, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

OF 2005

(As amended and restated effective April 2, 2012)

6.	ELECTION TO PARTICIPATE		7
	6.1	In General	7
	6.2	Investment Alternatives For Existing Balances	7

7.	COMPANY CREDITS AND SPECIAL AND DEFERRED BONUSES		8
	7.1	Vesting	8
	7.2	Forfeiture	9

8.	DISTRIBUTION		9
	8.1	Retirement Account	9
	8.2	In-Service Account	9
	8.3	Termination or Disability	9
	8.4	Death	10
	8.5	Form of Distribution	10

9.	FINANCIAL HARDSHIP		10

10.	BENEFICIARY DESIGNATION		11

11.	UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE		11

12.	SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION		12

13.	INALIENABILITY OF BENEFITS		12

14.	CLAIMS PROCEDURE		12

15.	GOVERNING LAW		15

16.	AMENDMENTS		15

17.	TIME FOR PAYMENT		15

EXPRESS SCRIPTS, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN OF 2005

1. PURPOSE

The purpose of this Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (the “Plan”) is to provide eligible key employees of the Company with an opportunity to defer compensation to be earned by them from the Company as a means of saving for retirement or other future purposes and to provide such employees with competitive retirement and capital accumulation benefits. In addition, the Plan is intended to provide eligible key employees additional incentive to remain employed by the Company and to attract certain executive-level employees.

Express Scripts, Inc. previously adopted the Express Scripts, Inc. Executive Deferred Compensation Plan, as amended and restated effective January 1, 2003 (“Prior Plan”). Effective December 31, 2004, Express Scripts, Inc. amended the Prior Plan to cease future deferrals thereunder after December 31, 2004, and the Prior Plan is intended to be grandfathered for purposes of Section 409A of the Code. Effective January 1, 2005, Express Scripts, Inc. set forth in a separate document the terms of the Plan, which apply to amounts deferred or that first become vested hereunder after December 31, 2004. This document is an amendment and restatement of the Plan in effect as of April 2, 2012 and reflects, among other things, the assumption of the Plan by Express Scripts Holding Company. The Plan and the Prior Plan shall continue to be set forth in separate documents, and this amendment and restatement of the Plan does not amend the Prior Plan that is intended to be grandfathered for purposes of Section 409A of the Code. The Prior Plan and the Plan shall be considered one plan set forth in two separate documents.

2. DEFINITIONS

The following definitions shall be applicable throughout the Plan:

2.1 Accounting Date.

“Accounting Date” means each Business Day on which a calculation concerning a Participant’s Compensation Account is performed, or as otherwise defined by the Committee.

2.2 Basic Company Credit.

“Basic Company Credit” means an amount, if any, credited to a Participant’s Retirement Account as described in Section 7.

2.3 Beneficiary.

“Beneficiary” means the person or persons designated by the Participant in accordance with Section 10, or if no person or persons are so designated, the estate of a deceased Participant.

2.4 Board.

“Board” means the Board of Directors of Express Scripts Holding Company or its designee.

2.5 Business Day.

“Business Day” means a day on which the Nasdaq Global Select Market is open for trading activity.

2.6 Code.

“Code” means the Internal Revenue Code of 1986, as amended.

2.7 Committee.

“Committee” means the Compensation Committee of the Board.

2.8 Common Stock.

“Common Stock” means the Common Stock, $0.01 par value, of Express Scripts Holding Company.

2.9 Common Stock Fund.

“Common Stock Fund” means that investment option, approved by the Committee, in which a Participant’s Compensation Accounts may be deemed to be invested and may earn income (or incur losses) based on a hypothetical investment in Common Stock.

2.10 Company.

“Company” means Express Scripts Holding Company, its divisions, subsidiaries and affiliates.

2.11 Company Credits.

“Company Credits” means amounts credited as either Basic Company Credits or Past Service Credits by the Company to Compensation Accounts, in the sole discretion of the Committee, pursuant to Section 7.

2.12 Compensation.

“Compensation” means all (a) salary, commissions, payments under the Company’s Annual Bonus Plan (but not expense or other reimbursement or allowances) currently payable by the Company to a Participant, and (b) compensation in the form of Common Stock which the Employee may elect to convert to Stock Units if permitted by, and in accordance with, the terms of the grant of such compensation. For purposes of this Plan, the Committee may determine the amounts that will be considered Compensation with respect to any Participant.

2.13 Compensation Account(s).

“Compensation Account(s)” means the Retirement Account and/or the In-Service Accounts.

2.14 Credit Date.

“Credit Date” means each date on which Deferred Compensation is credited to Compensation Accounts in accordance with rules prescribed by the Committee.

2.15 Deferred Bonus.

“Deferred Bonus” means an amount, if any, designated as such by the Committee and credited to a Participant’s Compensation Account.

2.16 Deferred Compensation.

“Deferred Compensation” means the Compensation elected by the Participant to be deferred pursuant to the Plan.

2.17 Disability.

“Disability” means the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.18 Effective Date.

“Effective Date” means the effective date of the Plan, January 1, 2005.

2.19 Election.

“Election” means a Participant’s delivery of a written notice of election to the Committee or its designee electing to defer payment of a specified percentage of his or her Compensation (in accordance with rules prescribed by the Committee) either until Retirement, death or such other time as further permitted by the Committee.

2.20 Employee.

“Employee” means an individual classified by the Committee as a full-time, regular salaried employee of the Company.

2.21 Fair Market Value.

“Fair Market Value” means, as of any specified date, the closing sales price of a share of Common Stock, as reported on the Nasdaq Global Select Market on that date (or, if there are no sales on that date, the last preceding date on which there was a sale), or, in the event the Common Stock is listed on a stock exchange, the closing sales price of a share of Common Stock, as reported on such exchange on that date (or, if there are no sales on that date, the last preceding date on which there was a sale). In the absence of any listing of the Common Stock on the Nasdaq Global Select Market or on any established stock exchange, Fair Market Value means the fair market value of the Common Stock on any specified date as determined in good faith by the Committee.

2.22 In-Service Account.

“In-Service Account” means the account or accounts to which a Participant elects to contribute Deferred Compensation and, to the extent permitted in an award as described in Section 5, Special Bonuses and/or Deferred Bonuses, and from which, pursuant to Section 8.2, distributions are made. The portion of any In-Service Account which was not vested under the Prior Plan as of December 31, 2004 shall be hypothetically transferred and credited to the In-Service Account under this Plan and shall be subject to the vesting provisions hereunder from the date first credited under the Prior Plan.

2.23 Participant.

“Participant” means an Employee selected by the Committee to be eligible to participate in the Plan.

2.24 Past Service Credit.

“Past Service Credit” means an amount, if any, credited to a Participant’s Retirement Account as described in Section 7.

2.25 Plan.

“Plan” means this Express Scripts, Inc. Executive Deferred Compensation Plan of 2005, as amended from time to time.

2.26 Plan Year.

“Plan Year” means the annual period commencing January 1 and ending the following December 31.

2.27 Retirement.

“Retirement” means a Participant’s termination of employment after attaining age 55 and having a combination of full years of age plus Service Years totaling at least 65.

2.28 Retirement Account.

“Retirement Account” means the account to which a Participant elects to contribute Deferred Compensation and to which Company Credits, Special Bonuses and/or Deferred Bonuses (subject to any election described in Section 5) are made, and from which, pursuant to Section 8.1, distributions are made. The portion of any Retirement Account which was not vested under the Prior Plan as of December 31, 2004 shall be hypothetically transferred and credited to the Retirement Account under this Plan and shall be subject to the vesting provisions hereunder from the date first credited under the Prior Plan.

2.29 Service Year.

“Service Year” means, as designated by the Committee, such year or portion thereof during which the services have been rendered by a Participant for which Compensation is payable.

2.30 Special Bonus.

“Special Bonus” means an amount, if any, designated as such by the Committee and credited to a Participant’s Compensation Account.

2.31 Stock Unit(s).

“Stock Unit(s)” means the share equivalents credited to the Common Stock Fund of a Participant’s Compensation Account in accordance with Sections 5, 6 and 7.

2.32 Termination.

“Termination” means termination of services as an Employee for any reason other than Retirement. Such determination of whether a Termination has occurred shall be made in a manner consistent with Section 409A of the Code and the regulations and other guidance issued thereunder to avoid adverse tax consequences thereunder.

3. ADMINISTRATION

Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. This power and authority includes, but is not limited to, selecting which Employees are eligible to participate in the Plan, selecting Compensation eligible for deferral, selecting investment indices, establishing the level of Company Credits (if any) to the Plan, establishing deferral terms and conditions, receiving and approving beneficiary designation forms, and adopting modifications, amendments and procedures as may be deemed necessary, appropriate or convenient by the Committee. Decisions of the Committee shall be final, conclusive and binding upon all parties. The Committee, in its sole discretion, may delegate day-to-day administration of the Plan to an employee or employees of the Company or to a third-party administrator. The Committee may also rely on outside counsel, independent accountants or other consultants or advisors for advice and assistance in fulfilling its administrative duties under the Plan.

4. ELIGIBILITY

Employees at the vice-president level or higher shall be eligible to participate in the Plan commencing on the first date they are employed by the Company in such capacity; provided that if such date is on or after November 1 in any Plan Year or if such Employee already participates in a deferred compensation arrangement that would be aggregated with this Plan for purposes of Section 409A of the Code and the regulations and guidance issued thereunder, such Employee shall not be eligible to participate in the Plan until the following January 1. The Committee shall have the ability to impose restrictions on the eligibility of new Employees as it considers appropriate.

5. PARTICIPANT ACCOUNTS

Upon a Participant’s initial election to participate in the Plan, there shall be established a Retirement Account and an In-Service Account, as designated by the Participant, to which there shall be credited any Deferred Compensation on or after January 1, 2005 with respect to services performed subsequent to such election as of each Credit Date. In addition, Company Credits, if any, made pursuant to Section 7 shall be allocated to a Participant’s Retirement Account in accordance with rules prescribed by the Committee. Each such Compensation Account shall be credited (or debited) on each Accounting Date with income (or loss) based upon a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Committee for the particular Compensation credited, which may include a Common Stock Fund. A Participant shall make two separate investment elections, one with respect to his or her Retirement Account and one with respect to his or her In-Service Accounts; provided, however, that earnings and losses on Deferred Compensation which relates to Compensation which would have been paid (absent the Election) in Common Stock shall initially be measured by reference to a hypothetical investment in the Common Stock Fund and shall be further subject to the terms of the grant of such Compensation.

A Participant’s Special Bonus and/or Deferred Bonus, if any, to the extent not yet deferred and vested under the Prior Plan as of December 31, 2004, shall be credited to the Participant’s Retirement Account, unless the Agreement or award providing for such bonus(es) provides that the Participant may elect to credit any or all of such amounts to his or her In-Service Account and the Participant so elects prior to the Plan Year in which such bonus(es) is earned and otherwise in accordance with rules prescribed by the Committee.

Each Participant at any time may have no more than two In-Service Accounts under this Plan and the Prior Plan, in the aggregate.

If all or any portion of a Participant’s Compensation Account(s) is measured by a hypothetical investment in the Common Stock Fund, that portion of the Participant’s Compensation Account(s) shall be credited on the first day of the calendar quarter following each Credit Date with Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such Deferred Compensation (plus earnings and less losses determined in accordance with the next sentence) at the Fair Market Value on such first day of such calendar quarter. For the period between such Credit Date and the first day of such calendar quarter, earnings and losses shall be measured by reference to a hypothetical investment selected by the Committee. As of any date for the payment of cash dividends on the Common Stock, the portion of the Participant’s Compensation Account(s) invested in the Common Stock Fund as of the dividend record date shall be credited with additional Stock Units calculated by dividing (i) the product of (a) the dollar value of the dividend declared in respect of a share of Common Stock multiplied by (b) the number of Stock Units credited to the Participant’s Compensation Account(s) as of the dividend record date by (ii) the Fair Market Value of a share of Common Stock on the dividend payment date.

6. ELECTION TO PARTICIPATE

6.1 In General.

Any Employee selected by the Committee to participate in the Plan may elect to do so by delivering to the Committee or its designee an Election on a form prescribed by the Committee, designating the Compensation Account to which the Deferred Compensation is to be credited, electing the timing and form of distribution (if applicable), and setting forth the manner in which such Deferred Compensation shall be invested in accordance with Section 5. A Participant’s initial Election must be filed at such time as designated by the Committee, but in no event later than the day immediately preceding the first day of the Plan Year to which such Election relates. A Participant may submit a new Election for any subsequent year in order to change the election previously made. Such subsequent Election must be filed at such time as designated by the Committee, but in no event later than 15 days preceding the first day of the Plan Year to which such subsequent Election relates. If a specific election has not been made with respect to any Plan Year, the Election (if any) effective with respect to the immediately preceding Plan Year shall remain in effect. An effective Election may not be revoked or modified during a Plan Year with respect to that Plan Year.

Subject to Section 4, newly employed or eligible Employees who are eligible to participate in the Plan may elect to participate for the current Plan Year within the first 30 days after commencing employment or becoming eligible. Such election shall be effective on the first day of the month following the end of such 30-day period and shall apply only with respect to Compensation earned after the effective date of such election. Elections for subsequent Plan Years shall be made in accordance with the preceding paragraph.

Notwithstanding anything herein to the contrary, for the Plan Year beginning January 1, 2005, a Participant may elect to defer Compensation for such Plan Year by delivering to the Committee or its designee an Election on a form prescribed by the Committee on or before March 15, 2005 with respect to such Compensation that has not been paid or become payable at the time of delivery of such Election. Notwithstanding the provisos in Sections 8.1 and 8.2 or anything else herein to the contrary, a Participant may change an Election as to the timing and form of distribution (if applicable) under the Plan if such Election is filed no later than December 31, 2007 in accordance with the rules established by the Committee or its designee; provided, however, with respect to an Election on or after January 1, 2006 and on or before December 31, 2006, the Election may change the time and form of distribution only with respect to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006; and, provided, further, with respect to an Election on or after January 1, 2007 and on or before December 31, 2007, the Election may change the time and form of distribution only with respect to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

For the avoidance of doubt, any deferral election in effect under the Plan immediately prior to this amendment and restatement shall continue and be recognized as an Election hereunder for the year or other applicable period to which it relates. In addition, the amount deemed credited to an account under the Plan immediately prior to this amendment and restatement shall be credited to the applicable Compensation Account(s) hereunder.

6.2 Investment Alternatives For Existing Balances.

A Participant may elect to change an existing selection as to the investment alternatives in effect with respect to an existing Compensation Account (in increments prescribed by the Committee) as often, and with such restrictions, as determined by the Committee.

7. COMPANY CREDITS AND SPECIAL AND DEFERRED BONUSES

In the sole discretion of the Committee, in a given Plan Year the Company may credit a specified percentage of a Participant’s Compensation to the Participant’s Retirement Account as a Basic Company Credit. The Committee, in its sole discretion, may cause the Company to credit such Basic Company Credit for all or any portion of the Participants in the Plan in such Plan Year. Further, the Committee may cause the Company to credit a Deferred Bonus and/or a Special Bonus to recognize significant efforts by Plan Participants as the Committee, in its sole discretion, deems appropriate. In addition, the Committee may cause the Company to credit a Past Service Credit to recognize past service as the Committee, in its sole discretion, deems appropriate. Such Basic Company Credit, Past Service Credit, Special Bonus and Deferred Bonus, if any, shall be credited to a Participant’s Retirement Account (except as provided in any election described in Section 5) and shall be subject to the limitations determined appropriate by the Committee, including the limitation contained in Section 8.3 and the limitations described below in this Section 7.

7.1 Vesting.

A Participant’s Deferred Compensation shall be immediately one-hundred percent (100%) nonforfeitable upon being credited to such Participant’s Retirement or In-Service Account; provided, however, that Deferred Compensation which relates to restricted shares of Common Stock shall vest in accordance with the terms of the restricted stock agreement to which they relate.

A Participant’s Basic Company Credit for a Plan Year shall become nonforfeitable three (3) years after the end of the Plan Year to which such Basic Company Credit relates.

A Participant’s Past Service Credit shall be fifty-percent (50%) nonforfeitable upon being credited to his or her Retirement Account. The remaining fifty-percent (50%) shall become nonforfeitable as follows: one (1) year after the end of the Plan Year in which the Past Service Credit is credited to the Participant’s Retirement Account, the Participant shall be one-third (1/3) vested in the remaining fifty percent (50%); two (2) years after the end of the Plan Year in which the Past Service Credit is credited to the Participant’s Retirement Account, the Participant shall be two-thirds (2/3) vested in the remaining fifty percent (50%); and three (3) years after the end of the Plan Year in which the Past Service Credit is credited to the Participant’s Retirement Account, the Participant shall be one-hundred percent (100%) vested in the remaining fifty percent (50%). A Participant’s Special Bonus and/or Deferred Bonus shall become vested in accordance with the terms of the Agreement or award providing for such bonus(es).

Upon a Participant’s Termination for any reason other than death, Disability or Retirement, he or she shall forfeit any nonvested benefits. Except as otherwise provided in an award, a Participant shall have a one-hundred percent (100%) nonforfeitable right to Basic Company Credits, Past Service Credits, Special Bonuses and Deferred Bonuses upon becoming eligible for Retirement or upon Termination due to death or Disability.

For the avoidance of doubt, amounts credited under this Plan prior to April 2, 2012 shall be subject to the vesting and forfeiture provisions of this Plan after such date.

7.2 Forfeiture.

Upon a Participant’s Termination or Retirement, the Company reserves the right to withhold payment of a portion of a Participant’s Retirement Account attributable to Basic Company Credits, Past Service Credits, Special Bonuses and/or Deferred Bonuses made under Section 7 (and earnings thereon) in the event the Committee determines that the Participant has violated the Company’s standard noncompetition and nondisclosure agreement or any other employment agreement executed by the Participant, or otherwise acts against the interests of the Company, as determined by the Committee in its sole discretion.

8. DISTRIBUTION

8.1 Retirement Account.

In the event of a Participant’s Retirement, the Participant’s Retirement Account shall be distributed at the time and in the manner elected by the Participant in his or her Election. If no Election is made by a Participant as to the timing of distribution or form of payment of his or her Retirement Account, upon the Participant’s Retirement such account shall be paid in a single lump sum. A Participant may change this election to provide for a later distribution date; provided, that such election is filed in accordance with rules established by the Committee, and (a) such election shall not take effect until at least 12 months after the date on which such election is properly filed, (b) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, and (c) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment. Subject to the foregoing, the Election most recently accepted by the Committee shall govern the payout of any benefits under the Plan.

8.2 In-Service Account.

Deferred Compensation, Special Bonuses and/or Deferred Bonuses credited to a Participant’s In-Service Account shall be distributed at the time and in the manner elected by the Participant in his or her Election. A Participant may extend the deferral period by notifying the Company in accordance with the terms of the Plan and procedures established by the Committee. A previously elected deferral period for an In-Service Account may be extended only one time; provided, that such election is filed in accordance with rules established by the Committee, and (a) such election shall not take effect until at least 12 months after the date on which such election is properly filed, (b) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, and (c) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment. Subject to the foregoing, the Election most recently accepted by the Committee shall govern the payout of any benefits under the Plan.

8.3 Termination or Disability.

In the event of a Participant’s Termination or Disability, the Participant’s vested Compensation Accounts shall be distributed in a single lump sum to such Participant 30 days after his or her Termination or Disability. Upon Termination, all unvested amounts shall be immediately forfeited and removed from the Participant’s Accounts.

8.4 Death.

In the event of the Participant’s death (a) while in the employment of the Company or (b) after the Participant’s Termination but prior to the payment of such Participant’s Compensation Accounts pursuant to Section 8.3, the Company shall pay the following amounts to the Participant’s Beneficiary in a single lump sum 30 days after the Participant’s date of death:

(1)	the remaining amounts, if any, in a Participant’s In-Service Account; and

(2)	the amounts in the Participant’s Retirement Account.

In the event of the Participant’s death following Retirement, the Company shall pay the amount in the Participant’s Retirement Account to the Participant’s Beneficiary in the form and at the time elected by the Participant pursuant to Section 6.1.

8.5 Form of Distribution.

Distribution of a Participant’s Compensation Accounts shall be made in cash; provided that, any amounts in a Participant’s Compensation Accounts invested in the Common Stock Fund shall be distributed to the Participant in whole shares of Common Stock with fractional shares paid in cash.

When required, the Company shall withhold from any distribution of cash or Common Stock to a Participant or other person under this Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state and local income tax with respect to income arising from payment of the Award. The Company shall have the right to require the payment of any such taxes before issuing any Common Stock comprising a part of such distribution. In lieu of all or any part of a cash payment from a person receiving Common Stock under this Plan, the Committee may permit a person to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the person’s full FICA and federal, state and local income tax with respect to income arising from payment the Common Stock portion of such distribution, through a reduction of the numbers of shares of Common Stock delivered to such person or a delivery or tender to the Company of other shares of Common Stock held by such person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

9. FINANCIAL HARDSHIP

Upon the written request of a Participant or a Participant’s legal representative and a finding that continued deferral will result in an unforeseeable financial emergency to the Participant, the Committee (in its sole discretion) may authorize (a) the payment of all or a part of a Participant’s Compensation Accounts representing Deferred Compensation and earnings thereon in a single lump sum prior to his or her ceasing to be a Participant, or (b) a Participant to cease contributing Deferred Compensation to the Plan during a Plan Year. It is intended that the Committee’s determinations as to whether the Participant has suffered an “unforeseeable financial emergency”

shall be made consistent with the requirements under Section 409A of the Code and the regulations and guidance thereunder. An “unforeseeable financial emergency” means a severe financial hardship to the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any amounts distributed with respect to an emergency shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved by the cancellation of the Participant’s deferral election under this Plan or through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Committee may adopt procedures for determining when a hardship situation exists, including the use of independent advisors to make such determinations.

Any Participant receiving a hardship distribution may have no further amounts deferred under this Plan for a period of one year from the date of such distribution, and any subsequent deferral may only begin at the beginning of a subsequent Plan Year and in accordance with the procedures in Section 6. The Participant shall not repay to the Company amounts distributed pursuant to this Section 9.

10. BENEFICIARY DESIGNATION

A Participant may designate one or more persons (including a trust) to whom or to which payments are to be made if the Participant dies before receiving distribution of all amounts due under the Plan. A Beneficiary designation made under the Prior Plan shall apply to this Plan, unless subsequently changed as provided herein. A Participant may, at any time, elect to change the designation of a Beneficiary. A designation of Beneficiary will be effective only after the signed designation of Beneficiary is filed with the Committee or its designee while the Participant is alive and will cancel all designations of Beneficiary signed and filed earlier, including any designations of Beneficiary made under the Prior Plan. If the Participant fails to designate a Beneficiary as provided above or if all of a Participant’s Beneficiaries predecease him or her and he or she fails to designate a new Beneficiary, the remaining unpaid amounts shall be paid in one lump sum to the estate of such Participant. If all Beneficiaries of the Participant die after the Participant but before complete payment of all amounts due hereunder, the remaining unpaid amounts shall be paid in one lump sum to the estate of the last to die of such Beneficiaries.

11. UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE

The payments to Participants and their Beneficiaries hereunder shall be made from the general corporate assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. Any accounts maintained under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any account shall hold any actual funds or assets.

12. SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION

An aggregate of 100,000 split-adjusted shares of common stock of Express Scripts, Inc. were initially allocated to the Prior Plan and reserved for the distribution of Compensation Accounts as described in Section 8.5 thereof. An additional 750,000 shares of Express Scripts, Inc. common stock were subsequently allocated to the Prior Plan, subject to adjustment under Section 12 thereof. Any shares allocated under the terms of the Prior Plan shall be deemed allocated under this Plan since the Prior Plan and this Plan are considered one plan set forth in two separate documents. Effective April 2, 2012, as a result of the assumption of the Plan by Express Scripts Holding Company, the shares of common stock of Express Scripts, Inc. were replaced with shares of Common Stock of the Company and an aggregate of 5,893,208 shares of Common Stock of the Company remained available under the Plan, including any shares allocated under the Prior Plan, as adjusted and subject to adjustment hereunder. The Company may, in its discretion, use shares held in the Treasury under this Plan in lieu of authorized but unissued shares of Common Stock.

In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, share dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange or reclassification of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of shares or Stock Units that may be credited under the Plan shall be automatically adjusted so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.

13. INALIENABILITY OF BENEFITS

The interests of the Participants and their Beneficiaries under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned, nor subject to attachment, execution, garnishment or other such equitable or legal process. A Participant or Beneficiary cannot waive the provisions of this Section 13.

14. CLAIMS PROCEDURE

Any Participant, Beneficiary or any other person claiming benefits, eligibility, participation or any other right or interest under this Plan may file a written claim setting forth the basis of the claim with the Chief Executive Officer of the Company (“CEO”). A written notice of the CEO’s disposition of any such claim shall be furnished to the claimant within a reasonable time (not to exceed ninety (90) days) after the claim is received by the CEO. Notwithstanding the foregoing, the CEO may have additional time (not to exceed ninety (90) days) to decide the claim if special circumstances exist, provided that he advises the claimant, in writing and prior to the end of the initial ninety (90) day period, of the special circumstances giving rise to the need for additional time and the date on which he expects to decide the claim. If the claim is denied, in whole or in part, the notice of disposition shall include the specific reason for the denial, identify the specific provisions of the Plan upon which the denial is based, describe any additional material or information necessary to perfect the claim, explain why that material or information is necessary and describe the Plan’s review procedures, including the timeframes thereunder for a claimant to file a request for review and for the Committee to decide the claim. The notice shall also include a statement advising the claimant of his right to bring a civil action if his claim is denied, in whole or in part, upon review.

Within sixty (60) days after receiving the written notice of the CEO’s disposition of the claim, the claimant may request, in writing, review by the Committee of the CEO’s decision regarding his claim. Upon written request, the claimant shall be entitled to a review meeting with the Committee to present reasons why the claim should be allowed. The claimant or his authorized representative may submit a written statement in support of his claim, together with such comments, information and material relating to the claim, as he deems necessary or appropriate. The claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which are relevant to the claimant’s claim and its review. If the claimant does not request review within sixty (60) days after receiving written notice of the CEO’s disposition of the claim, the claimant shall be deemed to have accepted the CEO’s written disposition.

The Committee shall make its decision on review and provide written notice thereof to the claimant within a reasonable time (not to exceed sixty (60) days) after the claim is received by the Committee. Notwithstanding the foregoing, the Committee may have additional time (not to exceed sixty (60) days) to decide the claim if special circumstances exist provided that the Committee advises the claimant, in writing, prior to the end of the initial sixty (60) day period, of the special circumstances giving rise to the need for additional time and the date on which it expects to decide the claim. In no event shall the Committee have more than one hundred twenty (120) days following its receipt of the claimant’s request for review to provide the claimant with written notice of its decision. The Committee shall have the right to request of and receive from claimant such additional information, documents or other evidence as the Committee may reasonably require. In the event that the Committee requests such additional information from the claimant, the period for making the benefit determination on review shall not take into account the period beginning on the date on which the Committee notifies the claimant in writing of the need for additional information and ending on the date on which the claimant responds to the request for additional information.

If the claim is denied upon review, in whole or in part, the notice of disposition shall include the specific reason for the denial, identify the specific provision of the Plan upon which the denial is based, include a statement advising the claimant of his right to receive, upon written request and free of charge, reasonable access to and copies of all documents, records and other information which are relevant to the claimant’s claim and include a statement advising the claimant of his right to bring a civil action under Section 502(a) of the Act if his claim is denied, in whole or in part, upon review.

Notwithstanding anything herein, if a claimant is denied a benefit because he or she is determined not to be disabled and he or she makes a claim pursuant to such denial, the provisions of this paragraph shall apply. Upon receipt of a claim, the reply period shall be forty-five (45) days. If, prior to the end of such 45-day period, the claims reviewer determines that, due to matters beyond the control of the Plan, a decision cannot be rendered, the period for making the determination may be extended for up to thirty (30) days, and the claims reviewer shall notify the claimant, prior to the expiration of such 45-day period, of the circumstances requiring an extension and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the claims reviewer determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, and the claims reviewer shall notify the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of any extension described in this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues, and the claimant shall be afforded forty-five (45) days within which to provide the specified information. If information is requested, the period for making the benefit determination shall be tolled from the date on which notification of an extension is sent to the claimant until the date on which the claimant responds to the request for information. Within one hundred eighty (180) days after receiving the written notice of an adverse disposition of the claim, the claimant may request in writing, and shall be entitled to, a review of the benefit determination. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Plan shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor the subordinate of any such individual. The medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s adverse benefit determination will be identified to the claimant. If the claimant does not request a review within one hundred eighty (180) days after receiving written notice of the original’s disposition of the claim, the claimant shall be deemed to have accepted the original written disposition. A decision on review shall be rendered in writing by the Plan within a reasonable period of time, but ordinarily not later than forty-five (45) days after receipt of the claimant’s request for review by the Plan, unless the Plan determines that special circumstances require an extension of time for processing the claim. If the Plan determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial forty-five (45) period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. In the event the extension is due to a claimant’s failure to submit information necessary to decide the claim, the claimant shall be afforded forty-five (45) days within which to provide the specified information, and the period for making the benefit determination on review shall be tolled from the date on which notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

For purposes of this Section, a document, record or information will be considered “relevant’ if it (a) was relied upon by the CEO or Committee, as applicable, in making the benefit decision, (b) was submitted, considered or generated in the course of making such decision, even if it was not relied upon in making those decisions, or (c) demonstrates compliance with the administrative processes and safeguards established by the Plan to insure that the terms of the Plan have been followed and applied consistently.

To the extent permitted by law, a decision on review by the Committee shall be binding and conclusive upon all persons whomsoever. Completion of the claims procedure described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan, or by another person claiming rights through such a person. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

15. GOVERNING LAW

The provisions of this plan shall be interpreted and construed in accordance with the laws of the State of Missouri, except to the extent preempted by Federal law.

16. AMENDMENTS

The Committee may amend, alter or terminate this Plan at any time without the prior approval of the Board; provided, however, that the Committee may not, without approval by the Board, materially increase the benefits accruing to Participants under the Plan.

17. TIME FOR PAYMENT

Notwithstanding anything herein to the contrary, in the event that a Participant is determined to be a specified employee in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder for purposes of any payment on termination of employment under this Plan, such payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid the adverse tax consequences to the Participant under Section 409A of the Internal Revenue Code of 1986, as amended.

All payments due and payable under the Plan on a fixed date shall be deemed to be made upon such fixed date if such payment is made on such date or a later date within the same calendar year or, if later, by the fifteenth day of the third calendar month following the specified date (provided the Participant is not entitled, directly or indirectly, to designate the taxable year of the payment). In addition, a payment is treated as made upon a fixed date under the Plan if the payment is made no earlier than 30 days before the designated payment date and the service provider is not permitted, directly or indirectly, to designate the taxable year of the payment.

IN WITNESS WHEREOF, this amendment and restatement to the Plan is effective as of April 2, 2012.

EXPRESS SCRIPTS HOLDING COMPANY
By:

Title: